CAMPBELL STRATEGIC ALLOCATION FUND, L.P.
                         MONTHLY REPORT - December 2006
                                   -----------

                     STATEMENT OF CHANGES IN NET ASSET VALUE
                     ---------------------------------------

Net Asset Value (1,831,317.843 units) at November 30, 2006       $5,317,759,492
Additions of 2,725.124 units on December 31, 2006                     8,527,100
Redemptions of (26,937.280) units on December 31, 2006              (84,288,363)
Offering Costs                                                         (516,133)
Net Income (Loss) - December 2006                                   413,058,070
                                                                 --------------

Net Asset Value (1,807,105.687 units) at December 31, 2006       $5,654,540,166
                                                                 ==============

Net Asset Value per Unit at December 31, 2006                    $     3,129.06
                                                                 ==============

                           STATEMENT OF INCOME (LOSS)
                         --------------------------

Income:
  Gains (losses) on futures contracts:
    Realized                                                     $  100,027,378
    Change in unrealized                                            120,088,240
  Gains (losses) on forward and options on forward contracts:
    Realized                                                        215,965,299
    Change in unrealized                                            (10,414,982)
  Interest income                                                    22,496,992
                                                                 --------------

                                                                    448,162,927
                                                                 --------------

Expenses:
  Brokerage fee                                                      34,916,147
  Performance fee                                                             0
  Operating expenses                                                    188,710
                                                                 --------------

                                                                     35,104,857
                                                                 --------------

Net Income (Loss) - December 2006                                $  413,058,070
                                                                 ==============

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                                 FUND STATISTICS
                                 ---------------

Net Asset Value per Unit on December 31, 2006                    $      3,129.06

Net Asset Value per Unit on November 30, 2006                    $      2,903.79

Unit Value Monthly Gain (Loss) %                                          7.76 %

Fund 2006 calendar YTD Gain (Loss) %                                      4.04 %

To the best of my knowledge and belief, the information contained herein is accurate and complete.

                                       /s/ Theresa D. Becks
                                       -----------------------------------------
                                       Theresa D. Becks, Chief Financial Officer
                                       Campbell & Company, Inc.
                                       General Partner
                                       Campbell Strategic Allocation Fund, L.P.

                                       Prepared without audit

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Dear Investor,

Strong close to an otherwise slow year...

The currency sector was the top performer for Campbell & Company's portfolios in December with Euro-related crosses and the continued weakening of the Swiss Franc against strong Euro-zone economic growth. Fixed Income trading also contributed significantly as yields rose sharply across the curve on firm November payrolls, stronger mid-month retail sales, and indications of a potential bottom in housing market data.

Trading in global equity indices was strongly positive as a mixture of strong economic growth, restrained inflation, and continued red-hot M&A activity contributed to the Dow finishing the year near all-time highs.

Above average temperatures throughout the US and Europe were the primary drivers of a loss to our portfolios from the Energy sector during the month of December.

We look forward to working with you in the New Year!

Sincerely,

Bruce Cleland
President & CEO
Campbell & Company Inc.
General Partner